EXHIBIT 23.1

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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pharmion Corporation 2000 Stock Incentive Plan and Pharmion Corporation 2001 Non-Employee Director Stock Option Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedules of Pharmion Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Pharmion Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pharmion Corporation, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Denver, Colorado
December 7, 2005